WAIVER AND VOLUNTARY RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and between Steven L. Bietz (“Bietz”), and WBI Holdings Inc., a Delaware corporation, including all of its parents, subsidiaries, divisions, affiliates, limited liability companies, partnerships, both foreign and domestic, successors and assigns of (“the Company”), and their directors, officers, and employees (collectively, the “Parties” or a “Party”).

Bietz will retire from his employment with the Company effective as of the close of business July 17, 2015. In consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.    Employment Relationship. Bietz hereby retires from all positions, boards, memberships, employment, agreements, and contracts with the Company including, but not limited to his position as President and Chief Executive Officer of the Company effective July 17, 2015. Any obligations of the Company to Bietz pursuant to contracts or agreements which are not specified herein shall terminate effective at the close of business on July 17, 2015. Except as otherwise provided in this Agreement, all of Bietz’s benefits, rights, authority and privileges of employment from the Company ended as of the close of business on July 17, 2015.

2.    Employment Benefits and Management Compensation Programs. Bietz agrees that his retirement is a “qualifying event” which commences his right for continuance of applicable group health and welfare insurance benefits at his own expense and within the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Bietz’s specific rights under the Company’s health, welfare, incentive, and other management compensation programs will be governed by the terms of the applicable plan document and will not be impacted, regardless of whether he executes this Agreement.

3.    Consideration. In consideration for the terms of this Agreement the Company will provide Bietz “severance pay” equal to the sum of $750,000.00. This payment will be subject to required deductions for federal, state, and/or local tax withholdings; however, this payment includes no contribution by the Company for 401(k) contribution, or any other elected coverage or benefits Bietz had while employed by the Company. This payment will be paid to Bietz in a lump sum, within fifteen (15) business days after the Company receives a copy of this Agreement signed by him. Bietz acknowledges that he is not entitled to this payment unless he signs this Agreement, and that the payment is more than the Company is required to provide to him under its regular policies, procedures and practices.

4.    Acceptance Period. The terms of this Agreement will be open for acceptance by Bietz for a period of twenty-one (21) calendar days, during which time he may consider whether or not to accept this Agreement. The Company encourages Bietz to consult with an attorney before signing this Agreement. Bietz agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. If the Company does not receive this Agreement, signed by Bietz, by the close of business on August 7, 2015, then this Agreement shall become null and void.

5.    General Release. In exchange for the consideration specified in Section 3 of this Agreement, Bietz agrees to release the Company, any of its parent or affiliated companies, and the employees, officers, and directors of any of them from any and all claims or demands he may have based on his employment with the Company, including any claims based upon:

•
Federal, state or local employment discrimination laws or regulations, including but not limited to the North Dakota Human Rights Act; the North Dakota Equal Pay Law; the North Dakota Age Discrimination Law; the North Dakota Whistleblower Law; the North Dakota Wage and Hour Law; the North Dakota Wage Payment Law; the Age Discrimination in Employment Act; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended;

the Immigration Reform Control Act, as amended; the Americans with Disabilities Act; the Older Workers Benefit Protection Act, as amended; the Sarbanes Oxley Act of 2002, as amended; and the Family Medical and Leave Act of 1993, as amended;

•	Any other statute, ordinance, or regulation;

•	Any contract, quasi-contract or promissory estoppel;

•	Any tort, including wrongful discharge, constructive discharge, misrepresentation, fraud, infliction of emotional distress, or defamation; or

•	Any other theory, whether developed or undeveloped.
Nothing contained in this Agreement shall prohibit Bietz from filing a charge with the Equal Employment Opportunity Commission. However, Bietz releases his right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity-filed court action, and his release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge. Bietz further agrees that he will not institute any claim for damages, by charge or otherwise, nor will he authorize any other Party, governmental or otherwise, to institute any claims for damages via administrative or legal proceedings against the Company. Bietz also waives the right to money damages or other legal or equitable relief awarded by any government agency related to any such claim.
This release applies both the claims presently known by Bietz as well as claims unknown by him, and Bietz hereby waives his rights under North Dakota Century Code § 9-13-02, which states in relevant part that “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor's settlement with the debtor.”
6.     Right to Rescind and/or Revoke. Bietz has the right to revoke this Agreement, only insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to revoke this Agreement within seven (7) calendar days following his execution of the same. Any rescission must be in writing and hand-delivered or sent by certified mail, return receipt to the Company within the seven (7) day period. If mailed, the revocation must be postmarked within the seven (7) day period. Bietz agrees that if he exercises his right of rescission or revocation under this Paragraph 6, the Company may, at its discretion, either nullify this Agreement in its entirety or keep it in effect as to all terms not rescinded or revoked in accordance with the rescission or revocation provision of this Agreement. In the event the Company opts to nullify the entire Agreement, neither Bietz nor the Company will have any rights or obligations whatsoever under this Agreement.

7.    Effective Date. This Agreement does not become effective until the eighth day after the Company and Bietz sign it, and then only if it has not been nullified by the Company in the event of rescission or revocation under the procedures of Paragraph 6.

8.    No Admission. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it will constitute an admission by either Party of any violation of law or be construed as an admission of any wrongdoing whatsoever.

9.    Confidential, Trade Secret, and Proprietary Information. Bietz agrees that during his employment, and due to his position as Chief Executive Officer of the Company, he has knowledge and possession of Confidential Information. “Confidential Information” means information of or about the Company and its parent, sister, or subsidiary corporations, its products, services or customers which is not generally known to others, including trade secret information about the Company’s methods or processes and products, and information relating to research, development, manufacture, purchasing, accounting, marketing, merchandising, selling, servicing, customers, finance and business systems and techniques and other confidential information from which the Company may derive economic value, which the Company considers confidential and proprietary. Bietz agrees that during the course of his employment with the Company, he has received certain notes, records, documentation, and products developed by the Company and which the Company considers confidential and proprietary and which he agrees shall not be revealed to third Parties. Bietz acknowledges that the Company has informed Bietz that his misappropriation of such Confidential Information would be a violation of North Dakota law and may result in his liability for damages, exemplary damages, and attorneys’ fees under the North Dakota Trade Secrets Act. Bietz agrees that for period of two years from the date of his execution of this Agreement he will not disclose and will take prudent steps to prevent disclosure of Confidential Information that he has acquired or become aware of as an employee of the Company.

10.    Integration. This Agreement is an integration of the entire understanding and agreement of the Parties with respect to the matters referred to in this Agreement. Any representation, warranty, promise or condition, whether written or oral, between the Parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the Parties hereto and the Parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, warranties, promises or conditions not specifically stated in this Agreement. No prior or contemporaneous oral or written understanding, covenant, or agreement between the Parties, with respect to the matters referred to in this Agreement, shall survive the execution of this Agreement. This Agreement may be modified only by a written agreement executed by both Parties.

11.    Binding Agreement. The Parties understand and expressly agree that this Agreement shall bind the Parties’ heirs, subsidiaries, affiliates, successors, and assigns.
12.    Governing Law. This Agreement shall be governed by the laws of the State of North Dakota.

13.    Construction. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against either Party. If any part of this Agreement is construed to be a violation of law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. Headings in this Agreement are for convenience only and are not a part of the substance hereof. However, should any court with jurisdiction determine that any provision of this Agreement is invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

14.    ACKNOWLEDGEMENT. BIETZ ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, AGREES THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO HIM, AND THAT HE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

7/17/2015	/s/ Steven L. Bietz
Dated:__________________	_____________________________
Steven L. Bietz

WBI HOLDINGS , INC.
7/17/2015	/s/ David L. Goodin
Dated:___________________	_____________________________
David L. Goodin, Chairman of the Board

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